FOR:	International Speedway Corporation
APPROVED BY:	Wes Harris
Senior Director, Investor Relations
(386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY TO ACQUIRE ADDITIONAL 37.5 PERCENT INTEREST IN CHICAGOLAND SPEEDWAY AND ROUTE 66 RACEWAY

     DAYTONA BEACH, Fla. – November 1, 2006 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today announced it has entered into a purchase agreement with Indianapolis Motor Speedway Corporation to indirectly acquire an additional 37.5 percent interest in Raceway Associates, LLC ("Raceway Associates"), owner and operator of Chicagoland Speedway and Route 66 Raceway in Joliet, Illinois.  The purchase price for the transaction is approximately $69 million in cash.

      After the transaction closes, ISC will own 100 percent of Motorsports Alliance, LLC ("Motorsports Alliance"), which owns 75 percent of Raceway Associates.  Raceway Associates was formed in 1999 as a joint venture between Motorsports Alliance and the former owners of Route 66 Raceway.  Raceway Associates subsequently developed Chicagoland Speedway, a 75,000 seat facility hosting premier motorsports events from the NASCAR NEXTEL Cup, NASCAR Busch, IRL IndyCar and ARCA RE/MAX series.

      ISC will also exercise its right to purchase the minority partners’ remaining 25 percent interest in Raceway Associates pursuant to the 1999 Raceway Associates formation agreement.  All the above transactions are expected to close in early 2007.

      "Chicagoland is a uniquely attractive asset well-positioned in the nation’s third largest media market," said ISC President Lesa France Kennedy.  "The region boasts a strong motorsports fan base, demonstrated by six consecutive years of season ticket sell-outs at the facility since opening in 2001.  Our active representation on Raceway Associates’ management committee and extensive knowledge of the business will help ensure a seamless integration into ISC."

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ISC TO ACQUIRE ADD’L INTEREST IN CHICAGOLAND AND ROUTE 66
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     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities.  The Company owns and/or operates 11 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York.

     Other motorsports entertainment facility ownership includes an indirect 37.5 percent interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.  In addition, ISC is a limited partner with Group Motorisé International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

     The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown."  In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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